Exhibit 99.1

T2 Biosystems Announces Third Quarter 2024 Financial Results

Achieved 34% quarterly revenue growth compared to the prior year period

LEXINGTON, Mass., November 14, 2024 (GLOBE NEWSWIRE)— T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced financial and operational results for the third quarter ended September 30, 2024.

Recent Financial and Commercial Highlights

•	Achieved third quarter total revenue of $2.0 million, representing an increase of 34% compared to the prior year period.

•	Achieved sepsis test panel revenue of $1.4 million, representing an increase of 34% compared to the prior year period, driven by increased U.S. T2Bacteria® Panel revenue.

•	Executed contracts for 11 T2Dx® Instruments during the third quarter, including 1 in the U.S. and 10 internationally.

•	Initiated exclusive U.S. distribution agreement with Cardinal Health for the commercialization of the T2Biosystems Sepsis product portfolio, expanding access to the U.S. hospital market

•

Launched co-marketing collaboration with Prxcision, Inc., for rapid direct-from-blood diagnostics and AI-powered decision support platform to provide hospitals with a solution that is designed to deliver rapid identification of pathogens directly from blood in hours, not days, paired with real-time insights and information to help guide the best possible treatment decisions

Recent Pipeline and Clinical Highlights

•	Received clearance from the U.S. Food and Drug Administration (FDA) to market the T2Candida® Panel for pediatric patients.

•	Advanced the T2Resistance® Panel toward U.S. FDA 510(k) submission which is expected to occur during the first quarter of 2025.

•	Defended successfully against an opposition of a key patent for the Company’s innovative direct-from-blood pathogen detection method filed with the European Patent Office by bioMerieux.

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The article “Changing the Culture of Blood Culture” recently published in The Lancet, a world-leading medical journal, highlighted the weaknesses of blood culture, and the more ideal characteristics of culture-independent diagnostics consistent with the features and benefits provided by the T2Bacteria Panel, the T2Candida Panel, and the T2Resistance Panel.

“In the third quarter T2Biosystems generated strong revenue growth driven by 173% sales growth from the T2Bacteria Panel in the U.S. and 78% growth in international instrument sales,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “We expect to continue achieving stronger growth following several recent commercial, operational and pipeline advancements. The U.S. commercial distribution agreement with Cardinal, collaboration with Prxcision, and FDA clearance for the T2Candida Panel for pediatrics represent immediate opportunities to provide our clinically differentiated, culture-independent, diagnostics to more patients and hospitals.”

Third Quarter 2024 Financial Results

Total revenue for the third quarter of 2024 was $2.0 million, an increase of 34% compared to the prior year period. Sepsis test revenue grew 34% compared to the prior year period, led by T2Bacteria®.

Cost of product revenue for the third quarter of 2024 was $4.1 million, a 4% increase compared to the prior year period driven by increased international instrument and sepsis test sales. Research and development expenses were $2.7 million, which is comparable to the prior year period. Selling, general and administrative expenses were $5.4 million, a 10% decrease compared to the prior year period driven by decreased headcount, offset by increased legal expense.

Net loss for the third quarter of 2024 was $10.1 million, $(0.57) per share, compared to the prior year third quarter net loss of $15.4 million, or $(3.45) per share.

Cash and cash equivalents totaled $2.1 million as of September 30, 2024. The Company raised $4.3 million in net proceeds with our ATM during the quarter and $3.2 million since September 30, 2024.

2024 Financial Outlook

The Company expects fourth quarter 2024 total sepsis product revenue of $2.5 million to $3.5 million. This target does not include potential sales of the T2Biothreat™ Panel or the T2Lyme™ Panel.

Webcast and Conference Call Information

The Company’s management team will host a conference call today, November 14, 2024, beginning at 4:30 pm ET. Investors interested in listening to the call may do so by dialing 877-545-0320 for domestic callers or 973-528-0002 for International callers and using conference ID 903508 approximately five minutes prior to the start time. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2Biothreat™ Panel, and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the U.S. T2Resistance Panel, the Candida auris test, and the T2Lyme™ Panel. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about global commercial expansion and international strategy, and the potential for strong growth in the region, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward-looking nature. The financial information included herein have not been compiled or examined by our independent auditors and they are subject to revision as we prepare our financial statements as of and for the quarter ended September 30, 2024, including all disclosures required by U.S. generally accepted accounting principles. While we believe that such information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) continue to operate as a going concern and raise additional debt or equity financing necessary to fund working capital, make capital expenditures and service our debt, (b) realize anticipated benefits from commitments, contracts or products; (c) successfully execute strategic priorities; (d) bring products to market; (e) expand product usage or adoption; (f) obtain customer testimonials; (g) accurately predict growth assumptions; (h) realize anticipated revenues; (i) incur expected levels of operating expenses; or (j) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission, or SEC, on April 1, 2024, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406

T2 Biosystems, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$2,083	$15,689
Accounts receivable, net	2,033	1,420
Inventories	3,825	4,819
Prepaid expenses and other current assets	1,845	3,261

Total current assets	9,786	25,189
Property and equipment, net	1,477	1,658
Operating lease right-of-use assets	6,268	7,395
Restricted cash	551	551
Other assets	—	4

Total assets	$18,082	$34,797

Liabilities and stockholders’ deficit
Current liabilities:
Notes payable to related party	$11,922	$41,284
Accounts payable	4,210	1,527
Accrued expenses and other current liabilities	4,627	4,905
Accrued final payment fee on Term Loan with related party	1,306	4,807
Operating lease liability	1,724	1,616
Derivative liability related to Term Loan with related party	347	1,554
Warrant liabilities	66	235
Deferred revenue	233	224

Total current liabilities	24,435	56,152
Operating lease liabilities, net of current portion	5,298	6,598
Deferred revenue, net of current portion	59	83

Total liabilities	29,792	62,833
Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized: Series B Convertible Preferred Stock, 0 shares designated on September 30, 2024, 0 and 93,297 shares issued and outstanding to related party on September 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized; 18,760,092 and 4,058,381 shares issued and outstanding on September 30, 2024 and December 31, 2023, respectively	18	4
Additional paid-in capital	605,182	556,256
Accumulated deficit	(619,910)	(584,296)

Total stockholders’ deficit	(11,710)	(28,036)

Total liabilities and stockholders’ deficit	$18,082	$34,797

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Product revenue	$1,985	$1,472	$5,998	$5,091
Contribution revenue	—	—	—	423

Total revenue	1,985	1,472	5,998	5,514
Costs and expenses:
Cost of product revenue	4,101	3,925	10,996	12,789
Research and development	2,667	2,663	9,749	10,984
Selling, general and administrative	5,378	5,980	17,589	19,575
Impairment of property and equipment	—	2,511	—	2,511

Total costs and expenses	12,146	15,079	38,334	45,859

Loss from operations	(10,161)	(13,607)	(32,336)	(40,345)
Other income (expense):
Interest expense to related party	(370)	(1,119)	(2,027)	(4,182)
Change in fair value of derivative related to Term Loan with related party	77	184	1,207	436
Change in fair value of warrant liabilities	321	(930)	169	4,958
Other, net	16	47	373	(604)

Total other income (expense)	44	(1,818)	(278)	608

Net loss	$(10,117)	$(15,425)	$(32,614)	$(39,737)

Net loss per share — basic and diluted	$(0.57)	$(3.45)	$(2.63)	$(21.79)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	17,892,606	4,477,321	12,381,110	1,823,485